EXHIBIT 99

[Orient-Express Hotels Ltd. news release paper]

Contacts:

Martin O'Grady	Amy Brandt
Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1323
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
April, 30, 2014

ORIENT-EXPRESS HOTELS LTD. REPORTS FIRST QUARTER 2014 RESULTS

•	First quarter same store revenue per available room (“RevPAR”) up 5% in local currency compared to prior-year quarter

•	First quarter total revenue of $101.8 million, in line with the prior-year quarter

•	First quarter adjusted EBITDA of $0.7 million, down $3.8 million in U.S. dollars

•	Introduced the Company’s new Belmond brand to consumers in March 2014

•	Completed the Company’s first corporate debt facility in March 2014

•	Closed on the sale of Belmond The Inn at Perry Cabin and commenced a ten-year management agreement for the hotel in March 2014

•	Re-opened in April 2014 the fully renovated Belmond Miraflores Park in Lima

HAMILTON, BERMUDA - April 30, 2014. Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-expresshotelsltd.com and www.belmond.com) (the “Company”), owners, part-owners or managers of 45 luxury hotel, restaurant, tourist train and river cruise properties operating in 22 countries, today announced its results for the first quarter ended March 31, 2014.

Total revenue was $101.8 million in the first quarter of 2014, down $0.2 million from $102.0 million in the first quarter of 2013. Total hotels revenue for the first quarter was $88.9 million, a decrease of $1.9 million from $90.8 million in the first quarter of 2013. This 2% decrease was largely driven by the year-over-year depreciation of several currencies, most notably the Brazilian real (down 18%), South African rand (down 21%) and Russian ruble (down 15%), as well as the planned hotel closure for renovation of Belmond Miraflores Park, Lima, Peru. In local currency and excluding Belmond Miraflores Park, total hotels revenue for the first quarter of 2014 would have increased $5.9 million or 7% over the prior-year quarter. Total trains & cruises revenue in the first quarter was $12.9 million, up $1.7 million or 15% from $11.2 million in the first quarter of 2013.

Total adjusted EBITDA was $0.7 million for the first quarter of 2014, a decrease of $3.8 million from the $4.5 million recorded in the first quarter of 2013. In local currency and excluding Belmond Miraflores Park and costs incurred to launch the Company’s new brand, total adjusted EBITDA for the first quarter of 2014 would have increased $0.8 million or 20% over the prior-year quarter.

Adjusted net losses from continuing operations for the first quarter of 2014 were $11.3 million ($0.11 loss per common share) compared with adjusted net losses of $8.2 million ($0.08 loss per common share) in the first quarter of 2013.

John Scott, president and chief executive officer, commented: “We started 2014 with two milestone events for our Company - the introduction of our new brand Belmond and the completion of our first corporate debt facility. These two important steps help lay the foundation for our strategy to improve and extend our core and will allow us to operate in a more aligned and efficient manner. Our new debt facility provides a more transparent capital structure, extended maturity profile and additional liquidity to execute on our long-term strategy. Finally, we expect Belmond, which has been well received by guests and the luxury travel trade, to drive incremental revenue through increased cross-visitation among our existing guests and to attract new guests to our unique luxury travel experiences.

“Results for our first quarter, seasonally our weakest of the year, were mixed. On the positive side, demand for Belmond Mount Nelson Hotel in Cape Town, South Africa was the strongest we have seen in the last few years. In local currency, the hotel’s EBITDA grew $1.2 million or 64% over the prior-year quarter. Additionally, Belmond Charleston Place in South Carolina continued to outperform. The hotel generated its highest-ever first quarter EBITDA at $4.4 million, marking the fourth consecutive quarter that the hotel set a new quarterly EBITDA record. Additionally, Belmond Orcaella, which launched in July 2013 as our second Myanmar river cruise, contributed EBITDA of $0.6 million in its inaugural first quarter.

“As part of our strategy to selectively re-invest in our portfolio, Belmond Miraflores Park was closed for planned renovation for the entire first quarter. We took a long-term view on this investment, and, although our quarterly results were negatively impacted, the renovation was completed on time and on budget and will allow us to maintain our market-leading position in Peru and capture incremental demand for our Peruvian journeys. We also incurred $0.6 million of new brand costs in the quarter as part of our $5 million year-one brand launch. Again, we are taking a long-term view on this investment, understanding that the temporary reduction in EBITDA was worth the future value we believe Belmond will add to our Company.

“On the macro-economic front, we encountered some unexpected headwinds during the quarter in the form of material currency depreciation at several of our larger hotels. The average U.S. dollar exchange rates for the Brazilian real, South African rand and Russian ruble were 18%, 21% and 15% lower than they had been in the prior-year quarter, respectively. The impact of the depreciation of these three currencies on the U.S. dollar translation of our results equated to $5.4 million of decreased revenue and $1.5 million of decreased EBITDA for the first quarter.

“With the first quarter of 2014 now behind us, I’m encouraged by our forecast for the remainder of the year. For the second quarter, owned hotels RevPAR growth is forecasted to be between 7% and 11% in local currency. And, for the full year 2014, RevPAR forecast remains the same as we indicated in February, with projected local currency growth of between 4% and 8%.”

Company Highlights

The Company launched Belmond, the new brand name under which it now markets and operates its collection of luxury hotels and travel experiences, to consumers on March 10, 2014. This launch featured a comprehensive public relations and media outreach program, dedicated consumer mailings, social media engagement and a new corporate website, www.belmond.com. The Company will support the introduction of Belmond with a first-year expenditure of approximately $5 million and a further approximate $10 million over the subsequent four years. The first-year investment includes enhanced promotional and marketing initiatives, including the Company’s first large-scale print and electronic advertising campaign, which will commence in the third quarter of 2014.

On March 21, 2014, the Company completed a $657.0 million senior secured credit facility, consisting of a $552.0 million seven-year term loan (“Term Loan B”) and a $105.0 million five-year, multi-currency revolving credit facility. The Term Loan B comprises a $345.0 million U.S. dollar-denominated tranche and a €150.0 million euro-denominated tranche ($207.0 million as of the completion date). The Company used the Term Loan B proceeds to refinance all of the funded debt of the Company and its subsidiaries other than the debt of Belmond Charleston Place, a consolidated variable interest entity with separate non-recourse financing.

Also on March 21, 2014, the Company completed the previously announced sale of Belmond The Inn at Perry Cabin, St. Michaels, Maryland to an affiliate of Capital Properties for gross proceeds of $39.7 million and commenced a ten-year third-party management agreement, in line with the Company’s stated strategy to enter the third-party management arena. As part of the management contract, the Company funded $3.0 million of key money to be used for agreed capital enhancements to the 78-key property.

During the first quarter of 2014, the Company continued its strategy of improving its core assets by opening two new restaurants at two of its most iconic hotels. In February, the Company completed and opened MEE, Rio de Janeiro’s first gourmet pan-Asian restaurant, at Belmond Copacabana Palace. The vision of celebrity chef Ken Hom, the 88-seat restaurant features contemporary Asian-inspired décor and a dedicated sushi bar. In March, Belmond Hotel Cipriani, Venice, Italy opened for the 2014 season with a new restaurant designed by Adam Tihany and named Oro, which means “gold” in Italian. In keeping with the restaurant’s new name, the main room features a domed gold leaf ceiling with a custom-made Murano glass chandelier and three Venetian glass sculptures.

On April 16, 2014, the Company re-opened the 81-key Belmond Miraflores Park hotel following an approximate $7.5 million complete renovation. The hotel had been closed from December 1, 2013 and re-opened on time and on budget ahead of Peru’s high season. To address Lima’s growing appeal to both corporate and leisure travelers, the project included a full refurbishment and reconfiguration of the top three floors of the hotel, including 29 rooms and suites, as well as the creation of a dedicated business floor with a new business lounge. The project also included the soft refurbishment of the hotel’s remaining 52 rooms as well as the lobby bar and ground-floor restaurant.

During the quarter, the Company made two promotions within the senior management team - Amy Brandt to the position of vice president, corporate finance & investor relations and Abigail Hunt to the position of vice president, legal. Ms. Brandt will continue to lead the Company’s investor relations program, investment approval process and cash flow forecasting, while also providing support to the chief executive officer in long-term strategy development. Ms. Hunt will continue to provide key legal advice and support across the range of transactional, operational and regulatory matters in which the Company is engaged in the United Kingdom and abroad.

Operating Performance

Owned hotels:
Europe:
In the first quarter of 2014, revenue from owned hotels was $14.6 million, a decrease of $1.5 million or 9% from $16.1 million in the first quarter of 2013. The decline was primarily driven by a $1.2 million year-over-year decrease at Belmond Grand Hotel Europe, St. Petersburg, Russia, which was negatively impacted by a 15% year-over-year depreciation in the ruble, representing $0.8 million of the hotel’s total revenue decline. The hotel’s results were also affected by increased local competition and softer food and beverage revenue partially as a result of the planned closure for redevelopment of two restaurants.

Same store RevPAR for owned hotels in the region was flat in local currency and down 1% in U.S. dollars compared to the prior-year quarter due to 2 percentage point increase in occupancy that was offset by a 4% decrease in average daily rate (“ADR”) in local currency (5% decrease in U.S. dollars).

EBITDA for the first quarter was a loss of $8.4 million, a decrease of $0.4 million or 5% from $8.0 million in the first quarter of 2013. The decrease was primarily the result of a $0.3 million year-over-year decrease in EBITDA at Belmond Grand Hotel Europe.

North America:
Revenue from owned hotels for the first quarter of 2014 was $38.2 million, up $3.7 million or 11% from $34.5 million in the first quarter of 2013. Revenue growth was primarily driven by Belmond El Encanto, Santa Barbara, California (which opened on March 18, 2013) and Belmond Charleston Place, which were up $3.0 million and $1.7 million, respectively. Partially offsetting this revenue growth were decreases at Belmond La Samanna, St. Martin, French West Indies and Belmond The Inn at Perry Cabin of $0.6 million and $0.3 million, respectively.

Same store RevPAR for owned hotels in the region, which excludes Belmond El Encanto and Belmond The Inn at Perry Cabin, was flat to the prior-year quarter in both U.S. dollars and local currency, as both ADR and occupancy were in line with prior-year results.

EBITDA for the region was $7.3 million in the quarter, up $0.9 million or 14% from $6.4 million in the first quarter of 2013. This growth was primarily due to Belmond El Encanto, with EBITDA growth of $1.4 million - from a loss of $2.0 million in its opening quarter in 2013 to a loss of $0.6 million in the first quarter of 2014, and Belmond Charleston Place, which set a new record for its first quarter EBITDA, with year-over-year growth of $0.8 million or 21% due to strong groups and banqueting business. Improvements at these two properties were partially offset by year-over-year declines at Belmond La Samanna (down $0.7 million), which experienced cancellations and reduced demand as a result of guest concerns over reports of an outbreak of a mosquito-borne illness in St. Martin and elsewhere in the Caribbean;

‘21’ Club, New York, New York (down $0.2 million), which was negatively affected in the first two months of the year by severe winter weather; and Belmond The Inn at Perry Cabin (down $0.2 million).

Rest of World:
Revenue from owned hotels for the first quarter of 2014 was $36.5 million, a decrease of $4.7 million or 11% compared to $41.2 million in the first quarter of 2013. The decrease was driven by the anticipated $2.3 million revenue decline at Belmond Miraflores Park, which was closed for planned renovations for the entire first quarter of 2014, and a $5.1 million decrease resulting from year-over-year currency depreciation, the most material of which were decreases in the Brazilian real and South African rand of 18% and 21%, respectively. On a local currency basis and excluding Belmond Miraflores Park, revenue from owned hotels in the region would have been up $2.7 million or 7% over the prior-year quarter. This $2.7 million increase was primarily the result of increased demand for the Company’s two Brazilian hotels, which were collectively up $1.4 million or 6% in local currency, and growth at Belmond Mount Nelson Hotel, which had a year-over-year revenue increase of $1.1 million or 20% in local currency due to 29% local currency RevPAR growth.

Same store RevPAR for owned hotels in the region, which excludes Belmond Miraflores Park, was up 8% in local currency but down 6% in U.S. dollars. RevPAR growth was driven by 10% local currency ADR growth (down 4% in U.S. dollars), partially offset by 1 percentage point decline in occupancy.

EBITDA in the first quarter of 2014 of $10.8 million was $2.0 million or 16% less than in the prior-year quarter due primarily to the planned closure of Belmond Miraflores Park, which contributed $1.5 million of the decrease, and currency depreciation. Excluding the impact of these items, EBITDA would have increased $0.9 million or 7% over the prior-year quarter due largely to the strength of Belmond Mount Nelson Hotel.

Part-owned / managed hotels:
Revenue in the first quarter of 2014 was a loss of $0.4 million, a $0.6 million improvement from the loss of $1.0 million in the first quarter of 2013. This increase was primarily attributable to Hotel Ritz, Madrid, Spain, which had an 11 percentage point increase in occupancy as a result of new sales strategies and early signs of an improvement in the Spanish economy.

EBITDA for the first quarter of 2014 was a loss of $0.5 million, an improvement of $1.5 million from the EBITDA loss of $2.0 million for the first quarter of 2013 due to growth from Hotel Ritz, management restructuring charges incurred in the first quarter of 2013 and a reduction in overhead expenses for the first quarter of 2014 following the closure of the Singapore development office in 2013.

Owned trains & cruises:
Revenue for the first quarter of 2014 was $11.0 million, up $1.9 million or 21% from $9.1 million in the first quarter of 2013. This growth was primarily the result of the Belmond Orcaella river cruise in Myanmar, which launched in July 2013 and generated $1.7 million of revenue in the first quarter of 2014.

An EBITDA loss of $0.8 million for the first quarter of 2014 was a $0.2 million or 20% improvement from the EBITDA loss of $1.0 million recognized in the first quarter of 2013 primarily due to a combined $0.8 million increase in EBITDA from the Company’s two river cruisers in Myanmar, partially offset by a $0.6 million net EBITDA decrease for the Company’s European train offerings.

Part-owned / managed trains:
EBITDA of $1.9 million was $0.2 million or 10% less than the $2.1 million recognized in the first quarter of 2013 primarily due to a 13% year-over-year decrease in freight business for the Company’s PeruRail joint venture.

Central costs:
In the first quarter of 2014, central overheads were $7.5 million compared to $8.5 million in the prior-year period, a savings of $1.0 million primarily due to management restructuring costs incurred in the first quarter of 2013 and reduced legal and professional fees. First quarter 2014 central overheads included $0.3 million of management restructuring costs as compared to $1.0 million in the first quarter of 2013.

The Company also incurred $0.8 million of non-cash share-based compensation expense compared to $1.6 million in the first quarter of 2013. Share-based compensation expense for the first quarter of 2014 was reduced by a credit for lapsed share-based awards of employees no longer with the Company.

Central marketing costs in the first quarter of 2014 of $0.9 million were $0.5 million higher than the prior-year quarter due to expenses related to the new Belmond brand.

Gain on disposal of property, plant and equipment:
In the first quarter of 2014, the Company recognized a $3.7 million gain on disposal of property, plant and equipment related to its sale of Belmond The Inn at Perry Cabin in March 2014.

Depreciation and amortization:
Depreciation and amortization expense for the first quarter of 2014 of $12.1 million was up $0.6 million from the first quarter of 2013 as a result of the completion of several recent capital projects.

Loss on extinguishment of debt:
In connection with the March corporate debt refinancing, the Company recognized a $14.5 million loss on extinguishment of debt for the first quarter of 2014, which included an $8.9 million write-off of unamortized deferred financing costs, $4.0 million in swap cancellation costs and $1.3 million of fees to prepay the Company’s previous loans.

Interest:
Interest expense for the first quarter of 2014 of $9.1 million was $2.1 million higher than the prior-year quarter charge of $7.0 million. The Company did not capitalize any interest in the first quarter of 2014 but capitalized $1.1 million related to Belmond El Encanto in the prior-year quarter.

Tax:
The tax benefit from continuing operations for the first quarter of 2014 was $10.6 million compared to a benefit of $6.1 million in the same quarter in the prior year. The current-year quarter benefit included a deferred tax credit of $2.9 million in respect of tax-deductible costs incurred in repaying existing debt following completion of the Company’s corporate debt facility in March 2014.

Investment:
In keeping with its strategy to selectively re-invest capital in its core assets, the Company invested a total of $18.0 million in its portfolio during the first quarter of 2014, including $4.5 million at Belmond Charleston Place primarily for the first phase of the rooms renovation project; $3.5 million at Belmond Grand Hotel Europe primarily for renovating the hotel’s restaurants and kitchen and converting 19 historic rooms into suites; $2.5 million at Belmond Miraflores Park for hotel renovations; $1.3 million at Belmond Le Manoir aux Quat’Saisons, Oxfordshire, England primarily for the construction of a new glass conservatory; $3.1 million for project and maintenance capital expenditures incurred at the Company’s Italian hotels during their annual winter closure periods, including the renovation of Belmond Hotel Cipriani’s Oro restaurant and the construction of six new suites at Belmond Villa Sant’Andrea, Taormina Mare, Sicily; and the balance for routine capital expenditures.

Balance Sheet

At March 31, 2014, the Company had total debt (including the current portion and debt of consolidated variable interest entities) of $647.5 million, working capital loans of $nil and cash balances of $138.7 million (including $4.3 million of total restricted cash, of which $1.3 million was in other assets), resulting in total net debt of $508.8 million compared to total net debt at the end of 2013 of $503.0 million. At March 31, 2014, the ratio of net debt to trailing twelve-month adjusted EBITDA was 4.4 times, up from 4.2 times at December 31, 2013.

Undrawn amounts available to the Company at March 31, 2014 under lines of credit, including the Company’s corporate revolving credit facility, were $101.8 million, bringing total cash availability (excluding restricted cash) at March 31, 2014 to $236.2 million.

At March 31, 2014, approximately 44% of the Company’s debt was at fixed interest rates and 56% was at floating interest rates. The weighted average maturity of the debt was approximately 6.2 years and the weighted average interest rate was 4.5%. The Company had $7.3 million of debt repayments due within twelve months.

* * * * * * * *

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended March 31,
	2014	2013

Revenue and earnings from unconsolidated companies

Owned hotels
- Europe	14.6	16.1
- North America	38.2	34.5
- Rest of world	36.5	41.2
Total owned hotels	89.3	91.8
Part-owned / managed hotels	(0.4)	(1.0)
Total hotels	88.9	90.8

Owned trains & cruises	11.0	9.1
Part-owned / managed trains	1.9	2.1
Total trains & cruises	12.9	11.2

Total (1)	101.8	102.0

Analysis of earnings

Owned hotels
- Europe	(8.4)	(8.0)
- North America	7.3	6.4
- Rest of world	10.8	12.8
Total owned hotels	9.7	11.2
Part-owned / managed hotels	(0.5)	(2.0)
Total hotels	9.2	9.2

Owned trains & cruises	(0.8)	(1.0)
Part-owned / managed trains	1.9	2.1
Total trains & cruises	1.1	1.1

Central overheads	(7.5)	(8.5)
Share-based compensation	(0.8)	(1.6)
Central marketing costs	(0.9)	(0.4)
EBITDA before gain on disposal and impairment	1.1	(0.2)
Gain on disposal of property, plant and equipment	3.7	—
Impairment	—	(35.7)
EBITDA	4.8	(35.9)
Depreciation & amortization	(12.1)	(11.5)
Loss on extinguishment of debt	(14.5)	—
Interest	(9.1)	(7.0)
Foreign exchange	0.4	2.1
Losses before tax	(30.5)	(52.3)
Tax	10.6	6.1
Net losses from continuing operations	(19.9)	(46.2)
Discontinued operations	(0.8)	(0.8)
Net losses	(20.7)	(47.0)
Net earnings attributable to non-controlling interests	(0.1)	(0.2)
Net losses attributable to Orient-Express Hotels Ltd.	(20.8)	(47.2)

Net losses per common share attributable to Orient-Express Hotels Ltd.	(0.20)	(0.46)
Number of shares – millions	103.72	103.01

(1) Comprises revenue of $102.5 million (2013 - $102.8 million) and losses from unconsolidated companies of $0.7 million (2013 - $0.8 million) for three months ended March 31, 2014.

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31,
	2014	2013

Room Nights Available
Europe	43,585	47,972
North America	71,370	63,650
Rest of world	92,430	91,260
Worldwide	207,385	202,882

Rooms Nights Sold
Europe	15,672	16,510
North America	44,165	40,961
Rest of world	57,209	62,818
Worldwide	117,046	120,289

Occupancy
Europe	36%	34%
North America	62%	64%
Rest of world	62%	69%
Worldwide	56%	59%

Average Daily Rate (in US dollars)
Europe	402	424
North America	473	472
Rest of world	406	410
Worldwide	431	433

RevPAR (in US dollars)
Europe	145	146
North America	293	303
Rest of world	251	282
Worldwide	243	257

Same Store RevPAR (in US dollars) (1)
Europe	145	146
North America	329	327
Rest of world	272	289
Worldwide	259	264

Same Store RevPAR (% change)	US dollar	Local currency
Europe	(1)%	—%
North America	1%	—%
Rest of world	(6)%	8%
Worldwide	(2)%	5%

(1) Same store RevPAR excludes the operations of Belmond El Encanto, Belmond The Inn at Perry Cabin and Belmond Miraflores Park.

ORIENT-EXPRESS HOTELS LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	March 31,	December 31,
	2014	2013

Assets
Cash	134.4	123.2
Restricted cash	3.0	6.0
Accounts receivable	36.3	35.5
Due from unconsolidated companies	9.5	11.8
Prepaid expenses and other	43.0	25.9
Inventories	44.9	45.0
Other assets held for sale	0.7	34.4
Total current assets	271.8	281.8

Property, plant & equipment, net of accumulated depreciation	1,076.4	1,121.7
Property, plant & equipment, net of accumulated depreciation of consolidated variable interest entities	191.5	187.9
Investments in unconsolidated companies	63.1	63.4
Goodwill	148.6	156.9
Other intangible assets	14.2	14.2
Other assets	54.3	54.0

Total assets	1,819.9	1,879.9

Liabilities and Equity
Working capital loans	—	0.1
Accounts payable	21.0	23.8
Accrued liabilities	76.7	74.2
Deferred revenue	47.6	37.0
Other liabilities held for sale	—	1.6
Current portion of long-term debt and capital leases	5.5	71.0
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Total current liabilities	152.6	209.5

Long-term debt and obligations under capital leases	546.3	472.6
Long-term debt of consolidated variable interest entities	93.9	94.3
Deferred income taxes	100.4	108.5
Deferred income taxes of consolidated variable interest entities	61.0	60.9
Other liabilities	24.3	23.4

Total liabilities	978.5	969.2

Shareholders’ equity	839.8	908.3
Non-controlling interests	1.6	2.4
Total equity	841.4	910.7

Total liabilities and equity	1,819.9	1,879.9

ORIENT-EXPRESS HOTELS LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended March 31,
	2014	2013

EBITDA	4.8	(35.9)

Adjusted items:
Pre-opening expenses (1)	—	2.1
Management restructuring (2)	(0.5)	1.6
Write-down of assets (3)	—	0.6
Acquisition proposal costs (4)	—	0.2
Brand-related costs (5)	0.1	—
Amortization of share-based compensation (6)	—	0.2
Gain on disposal (7)	(3.7)	—
Impairment (8)	—	35.7

Total adjusted EBITDA	0.7	4.5

Reported net losses attributable to Orient-Express Hotels Ltd.	(20.8)	(47.2)
Net earnings attributable to non-controlling interests	(0.1)	(0.2)
Reported net losses	(20.7)	(47.0)
Discontinued operations net of tax	(0.8)	(0.8)
Net losses from continuing operations	(19.9)	(46.2)

Adjusted items net of tax:
Pre-opening expenses (1)	—	1.4
Management restructuring (2)	(0.6)	1.1
Write-down of assets (3)	—	0.5
Acquisition proposal costs (4)	—	0.2
Brand-related costs (5)	0.1	—
Amortization of share-based compensation (6)	—	0.2
Gain on disposal (7)	(2.2)	—
Impairment (8)	—	35.7
Loss on extinguishment of debt (9)	11.6	—
Interest adjustments (10)	—	0.4
Foreign exchange (11)	(0.3)	(1.5)

Adjusted net losses from continuing operations	(11.3)	(8.2)

Reported EPS	(0.20)	(0.46)
Reported EPS from continuing operations	(0.19)	(0.45)
Adjusted EPS from continuing operations	(0.11)	(0.08)
Number of shares (millions)	103.72	103.01

(1) Pre-opening expenses at El Encanto and Orcaella
(2) Restructuring and redundancy costs
(3) Non-cash write-down of fixed assets, receivables and abandoned projects
(4) Costs associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(5) Costs associated with development of new brand and the write-off of existing brand materials
(6) Amortization of share-based compensation liability for employees who have already reached retirement age
(7) Gain on disposal of property, plant and equipment
(8) Non-cash impairment charge related to long-lived assets
(9) Write-off of unamortized deferred financing costs, swap cancellation costs, prepayment fees and extension fees, all pertaining to loans subsequently repaid
(10) Write-off of unamortized deferred financing costs and change in fair value for interest swaps that are not designated in hedging relationships and the ineffective portion of derivatives that are designated in hedging relationships

(11) Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency

ORIENT-EXPRESS HOTELS LTD.
RECONCILIATIONS AND ADJUSTMENTS (CONTINUED)
(Unaudited)

$ millions	Twelve months ended March 31,	Three months ended March 31,		Year ended December 31,
	2014	2014	2013	2013

EBITDA	111.3	4.8	(35.9)	70.6

Adjusted items:
Pre-opening expenses (1)	0.9	—	2.1	3.0
Management restructuring (2)	2.5	(0.5)	1.6	4.6
Write-down of assets (3)	0.3	—	0.6	0.9
Acquisition proposal costs (4)	(0.3)	—	0.2	(0.1)
Brand-related costs (5)	2.0	0.1	—	1.9
Post-retirement benefit (6)	0.5	—	—	0.5
Amortization of share-based compensation (7)	1.6	—	0.2	1.8
VAT settlement (8)	0.1	—	—	0.1
Gain on disposal (9)	(3.7)	(3.7)	—	—
Impairment (10)	0.7	—	35.7	36.4

Total adjusted EBITDA	115.9	0.7	4.5	119.7

EBITDA	111.3	4.8	(35.9)	70.6

Depreciation and amortization	(49.3)	(12.1)	(11.5)	(48.7)
(Loss) / gain on extinguishment of debt	(11.0)	(14.5)	—	3.5
Interest	(35.3)	(9.1)	(7.0)	(33.2)
Foreign exchange	(0.8)	0.4	2.1	0.9
Earnings / (losses) before tax	14.9	(30.5)	(52.3)	(6.9)
Tax	(14.8)	10.6	6.1	(19.3)
Net earnings / (losses) from continuing operations	0.1	(19.9)	(46.2)	(26.2)
Discontinued operations	(5.3)	(0.8)	(0.8)	(5.3)
Net losses	(5.2)	(20.7)	(47.0)	(31.5)

(1) Pre-opening expenses at El Encanto and Orcaella
(2) Restructuring and redundancy costs
(3) Non-cash write-down of fixed assets, receivables and abandoned projects
(4) Costs associated with unsolicited proposal by The Indian Hotels Company Limited to acquire the Company
(5) Costs associated with development of new brand and the write-off of existing brand materials
(6) Charge due to change in basis of calculation of post-retirement benefit at one owned property
(7) Amortization of share-based compensation liability for employees who have already reached retirement age
(8) Settlement related to value added tax audit at one owned property
(9) Gain on disposal of property, plant and equipment
(10) Non-cash impairment charge related to long-lived assets

ORIENT-EXPRESS HOTELS LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	March 31, 2014	December 31, 2013

Cash
Cash and cash equivalents	134.4	123.2
Restricted cash (including $1.3 million / $7.6 million classified within long-term other assets on the balance sheet)	4.3	13.6

Total cash	138.7	136.8

Total debt
Working capital loans	—	0.1
Current portion of long-term debt and capital leases	5.5	71.0
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Long-term debt and obligations under capital leases	546.3	472.6
Long-term debt held by consolidated variable interest entities	93.9	94.3

Total debt	647.5	639.8

Net debt	508.8	503.0

Total adjusted EBITDA	115.9	119.7

Net debt / adjusted EBITDA	4.4x	4.2x

Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings and RevPAR outlook, investment plans, debt refinancings, asset sales, benefits of a new brand and similar matters that are not historical facts. These statements are based on management’s current expectations, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertain effects of the introduction of new brands and possible challenges to the Company’s ownership of new brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and its impact on current and future demand), and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

* * * * * *
Orient-Express Hotels Ltd. will conduct a conference call on Thursday, May 1, 2014 at 10:00 a.m. EDT (3:00 p.m. BST), which is accessible at +1 866 966 9439 (U.S. toll free) or +44 (0)145 255 5566 (standard international) or 0800 694 0257 (U.K. freephone). The conference ID number is 22074904. A re-play of the conference call will be available by telephone until 1:00 p.m. EDT on Wednesday, May 7, 2014 and can be accessed by calling +1 866 247 4222 (U.S. toll free) or +44 +44 (0)145 255 0000 (standard international). The conference ID number is 22074904. A re-play will also be available on the Company’s website: www.orient-expresshotelsltd.com.

Financial media requiring further information should contact Vicky Legg, Director of Corporate Communications, on +44 (0)20 3117 1380 or vicky.legg@belmond.com.